CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 28, 2017 with respect to the audited balance sheets of Global Bridge Capital, Inc. as of August 31, 2017 and 2016 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended August 31, 2017 and the period from August 22, 2016 (inception) through August 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 26, 2018